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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -----------
                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                  -----------
                            LASER POWER CORPORATION
                           (Name of Subject Company)
                                  -----------
                            II-VI ACQUISITION CORP.
                               II-VI INCORPORATED
                        (Name of Filing Person--Offeror)
                                  -----------
                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)
                                  -----------
                                   51806K104
                     (CUSIP Number of Class of Securities)
                                  -----------
                                Carl J. Johnson
               Chairman of the Board and Chief Executive Officer
                               II-VI Incorporated
                            375 Saxonburg Boulevard
                              Saxonburg, Pa 16056
                                 (724) 352-4455
                 (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)
                                  -----------
                                   Copies To:

       Ronald Basso, Esq.                Robert D. German, Esq.             George M. Reyes, Esq.
    Stephen W. Johnson, Esq.         Sherrard, German & Kelly, P.C.        Best Best & Krieger LLP
       Buchanan Ingersoll             35th Floor, One Oliver Plaza          3750 University Avenue
    Professional Corporation         Pittsburgh, Pennsylvania 15222             P.O. Box 1028
        One Oxford Centre                    (412) 355-0200                  Riverside, CA 92502
  301 Grant Street, 20th Floor             Fax (412) 562-6221                   (909) 686-1450
 Pittsburgh, Pennsylvania 15219                                               Fax (909) 686-3083
         (412) 562-8800
       Fax (412) 562-1041

                           CALCULATION OF FILING FEE
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
           Transaction Valuation*                          Amount of Filing Fee**
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
                 $41,322,671                                     $8,264.53
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
 * The registration fee has been computed based on Rule 0-11 (a)(4) and (d) under the Exchange Act of 1934, as amended, based on the average of the high and low prices for shares of common stock of Laser Power as reported on the Nasdaq National Market on July 6, 2000 ($4.89065) and the maximum number of such Laser Power shares (9,701,421) that may be exchanged for the securities being registered, minus the 1,252,100 shares of Laser Power owned by II-VI.
**  One-fiftieth of 1% of the value of the transaction.
[X]Check the box if any part of the fee is offset as provided by Rule 0-
   11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously Paid: $4,462.69          Filing Party: II-VI Incorporated
   Form or Registration No.: 333-
    41314                                     Date Filed: July 13, 2000

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[X]third-party tender offer subject to Rule 14d-1.
[_]issuer tender offer subject to Rule 13e-4.
[_]going-private transaction subject to Rule 13e-3.
[_]amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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

   This Tender Offer Statement on Schedule TO relates to the offer (the "Offer") by II-VI Incorporated, a Pennsylvania corporation ("II-VI"), through its wholly owned subsidiary, II-VI Acquisition Corp., a Delaware corporation ("Purchaser"), to exchange each issued and outstanding share of common stock, par value $0.001 per share (together with the associated rights to purchase preferred stock, the "Laser Power Shares"), of Laser Power Corporation, a Delaware corporation ("Laser Power"), for .052 shares of common stock, no par value per share (the "II-VI Shares"), of II-VI and $2.89 net in cash (subject to possible adjustment as described in the Prospectus (as defined below)).

   The Offer is made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2000, among Laser Power, II-VI and Purchaser, which contemplates a business combination of Laser Power and II-VI (the "Merger"). II-VI has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the II-VI Shares to be issued to stockholders of Laser Power in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are set forth in the prospectus which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

   All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by II-VI, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 1. SUMMARY TERM SHEET.

   Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

   (c) During the last five years, none of II-VI, Purchaser or, to the best of their knowledge, any of the persons listed on Annex A to the Prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or by settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12. EXHIBITS.

 (a)(1) Prospectus relating to II-VI Shares to be issued in the Offer and the Merger (incorporated by reference from II-VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit
        99.01 to II-VI's Registration Statement on Form S-4 filed on July 13,
        2000).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.02 to II-VI's Registration Statement on Form S-4 filed on
        July 13, 2000).

 (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.03 to II-
        VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial
        Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.04 to II-VI's Registration Statement on Form S-4 filed on
        July 13, 2000).

 (a)(6) Guidelines for Certification of Taxpayer Identification Number on
        Substitute Form W-9 (incorporated by reference to exhibit 99.05 to II-
        VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(7) Commitment Letter from PNC Bank, N.A. (incorporated by reference to exhibit 99.06 to II-VI's Registration Statement on Form S-4 filed on
        July 13, 2000).

 (d)(1) Agreement and Plan of Merger dated as of June 28, 2000, among II-VI,
        Purchaser and Laser Power (incorporated by reference to exhibit 2.01 to II-VI's Registration Statement on Form S-4 filed on July 13 , 2000).

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          II-VI ACQUISITION CORP.

                                          By: /s/ Carl J. Johnson
                                              ---------------------------------
                                              Name: Carl J. Johnson
                                              Title: Chief Executive Officer

                                          II-VI INCORPORATED

                                          By: /s/ Carl J. Johnson
                                              ---------------------------------
                                              Name: Carl J. Johnson
                                              Title: Chairman and Chief
                                              Executive Officer

Dated: July 13, 2000

                                 EXHIBIT INDEX

 Exhibit
   No.                                Exhibit Name
 -------                              ------------
 (a)(1)  Prospectus relating to II-VI Shares to be issued in the Offer and the
         Merger (incorporated by reference from II-VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(2)  Form of Letter of Transmittal (incorporated by reference to exhibit
         99.01 to II-VI's Registration Statement on Form S-4 filed on July 13,
         2000).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.02 to II-VI's Registration Statement on Form S-4 filed on
         July 13, 2000).

 (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.03 to II-
         VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(5)  Form of Letter to Clients for use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.04 to II-VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(6)  Guidelines for Certification of Taxpayer Identification Number on
         Substitute Form W-9 (incorporated by reference to exhibit 99.05 to II-
         VI's Registration Statement on Form S-4 filed on July 13, 2000).

 (a)(7) Commitment Letter from PNC Bank, N.A. (incorporated by reference to exhibit 99.06 to II-VI's Registration Statement on Form S-4 filed on
         July 13, 2000).

 (d)(1)  Agreement and Plan of Merger dated as of June 28, 2000, among II-VI,
         Purchaser and Laser Power (incorporated by reference to exhibit 2.01 to II-VI's Registration Statement on Form S-4 filed on July 13, 2000).

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